Exhibit 99.1

Vaso Active Pharmaceuticals Enters into Settlement Agreement

And Release With The Riverview Group LLC

DANVERS, Mass.—(BUSINESS WIRE)—April 8, 2004—Vaso Active Pharmaceuticals, Inc. today announced that it has entered into a Settlement Agreement and Release (the “Settlement Agreement”) with The Riverview Group LLC (“Riverview”) regarding a private placement transaction (the “Transaction”) consummated by the Company and Riverview on March 16, 2004.  Under the terms of the Transaction, the Company issued to Riverview a Convertible Note in the original principal amount of $7,500,000 (the “Note”).  The Note was convertible into Class A common stock of the Company at a conversion rate of $9.00 per share at the Company’s option.  In connection with the Transaction, the Company also agreed to issue Riverview warrants to purchase up to 166,667 shares of the Class A common stock of the Company at an exercise price of $8.75 per share (the “Warrant”).

On April 1, 2004, the Securities and Exchange Commission (the “Commission”) temporarily suspended trading of the Company’s securities and on April 7, 2004, the Company voluntarily caused its shares to be removed from listing on the Nasdaq Small Cap Market. The Company issued a press release and filed a corresponding Form 8-K with the Commission regarding these developments on April 7, 2004.

Given that the continuation of the April 1, 2004 trading suspension by the Commission constitutes a breach under the Note, the Company and Riverview agreed, pursuant to the terms of the Settlement Agreement, that the Company would immediately repay Riverview the sum of $7,500,000 without penalty, interest, redemption premium or any other premium or penalty, plus an expense reimbursement in connection with the Settlement Agreement in the amount of $15,000.  In consideration of this repayment, Riverview agreed to surrender the Note and Warrant and terminate all other agreements entered into in connection with the Transaction.

Forward-looking statements

Certain statements contained herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates and projections about the Company’s industry, management’s beliefs and certain assumptions made by management. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here; however, readers should review carefully reports or documents the Company hereafter files with the Commission.

Contact:

Contact:

Matt Carter

Vaso Active Pharmaceuticals

978-750-1991 x28

mcarter@vasoactive.us

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